UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 31, 2003

                        WESTCOAST HOSPITALITY CORPORATION
                Exact Name of Registrant as Specified in Charter)

       Washington                      001-13957               91-1032187
(State or other jurisdiction    (Commission file number)    (I.R.S. Employer
     of incorporation)                                      Identification No.)


                       201 W. North River Drive
                       Suite 100
                       Spokane, Washington              99201
                      (Address of Principal           (Zip Code)
                       Executive Offices)

                                 (509) 459-6100
              (Registrant's telephone number, including area code)

ITEM 7. Financial Statements and Exhibits

(c) Exhibits.

The following exhibit is furnished pursuant to Item 12 hereof:

Exhibit No.   Exhibit
-------------  -----------------------------------------------------------------
  99.1         Press release dated February 3, 2004 reporting third quarter
                   2003 financial results

ITEM 12. Results of Operations and Financial Condition

On February 2, 2004, the registrant issued a press release setting forth its fourth quarter 2003 financial results. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

The press release disclosed that the registrant's net loss for the three months ended December 31, 2003 and 2002 was $2,038,000 and $1,353,000 respectively. EBITDA (defined as net income before income taxes, interest expense, depreciation and amortization) for the same periods was $2,276,000 and $3,070,000, respectively. The press release also disclosed that the registrant's net income for the years ended December 31, 2003 and 2002 was $1,219,000 and $8,007,000, respectively. EBITDA for the same periods was $25,269,000 and $33,610,000, respectively. A reconciliation of EBITDA to net income for these periods was attached to the press release.

The information furnished in this report on Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

By filing this report on Form 8-K, WestCoast Hospitality Corporation makes no admission as to the materiality of any information in this report. WestCoast Hospitality Corporation reserves the right to discontinue the availability of the information in the attached exhibit from its website at any time.


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               WESTCOAST HOSPITALITY CORPORATION
                                                        (Registrant)

                                                           /s/ Peter P. Hausback
                                                                 Vice President,
Date:  February 2, 2004                                  Chief Financial Officer

                                                                (Signature)

EXHIBIT INDEX

Exhibit No.    Exhibit
------------   -----------------------------------------------------------------

99.1 Press release dated February 2, 2004 reporting fourth quarter 2003 financial results

Exhibit 99.1

WestCoast  Hospitality   Corporation  Announces  Fourth  Quarter  and  Year  End
Financial Results


February 3, 2004
SPOKANE, Wash. - WestCoast Hospitality Corporation (NYSE: WEH) today announced financial results for the fourth quarter and year ended December 31, 2003. The Company reported total revenue of $41.2 million for the fourth quarter of 2003, compared to $44.4 million for the comparable period in 2002. EBITDA (earnings before interest, taxes, depreciation and amortization) was $2.3 million in the fourth quarter of 2003 compared to $3.1 million for the fourth quarter of 2002. Loss per share was $0.20 in the fourth quarter of 2003, compared to a per share loss of $0.15 in the prior year fourth quarter. RevPAR (revenue per available room) for comparable hotels (hotels owned, leased, managed and franchised for at least one year) decreased 3.7% from $33.95 in the fourth quarter of 2002 to $32.68 in the comparable period of 2003, due to a 3.5% decrease in average daily rate, to $66.54, and a slight decrease in occupancy, to 49.1% for the fourth quarter of 2003.

Total revenue for 2003 was $184.0 million compared to $194.2 million in 2002. EBITDA was $25.3 million in 2003 compared to $33.6 million in 2002, and the loss per share in 2003 was $0.10 compared to diluted earnings per share of $0.41 in 2002. During 2003, the Company generated $11.3 million of net cash provided from operating activities and ended 2003 with cash on hand of $13.1 million compared to $2.7 million at the end of 2002. A number of repositioning initiatives impacted year-on-year financial comparisons, including the following: results from the first quarter of 2002 included a $3.0 million pre-tax gain on the sale of an office building; 2003 results included more than $794,000 of conversion expenses including a non-cash write down of signage related to the re-branding of hotels to the Red Lion name; the Company completed the refinance and replacement of its revolving credit facility in the second and third quarter of 2003, resulting in a non-cash write-off of $927,000 in loan fees; in the second quarter of 2003 the Company realized a loss on disposition of partnership interest of $443,000; and, the Company during 2003 recaptured approximately $2.1 million of non-cash depreciation expense associated with assets that were reclassified in 2003 as no longer held for sale. The above items accounted for a decline in income before taxes of $7.3 million in 2003 compared to 2002.

The Company reported hotel and restaurant revenue at owned and leased hotels of $36.4 million for the fourth quarter of 2003, compared to $38.9 million in the comparable period of 2002. Revenue declines were primarily a result of reduced group business as compared to the fourth quarter of 2002. A large component of 2002 group business which was not repeated in 2003 was from the Transportation Security Administration, which conducted extensive training during that time. The Company expects to experience normal seasonal declines in revenue during the fourth quarter and was able to reduce the impact of these declines through effective expense management, lowering hotel operating expenses by $1.6 million compared to the prior year quarter. The Company continued in the fourth quarter to strengthen its market penetration through implementation of its Alternate Distribution Channel management system and increased sales efforts, which mitigated the decline in group business with increased occupancy in the transient leisure markets. This strategy has successfully increased customer market share, albeit at a reduced average daily rate. The Company intends to focus on increasing its occupancy percentage and then increase its rate structure to the extent permitted by any improvement in the general economy and increase in travel demand.

During the quarter, the Company announced the disposition of the 245-room Red Lion River Inn in a sale and leaseback transaction. The sale provided a pre-tax gain of $7.0 million of deferred income, which is being recognized over the initial 15-year lease term. The Company continues to operate the property as the Red Lion River Inn under an operating lease, which also includes three five-year renewal options. On January 13, 2004, the Company announced that proceeds from the sale were used to acquire the 172-room Red Lion Hotel Yakima Gateway in a
Section 1031 tax deferred exchange. This hotel was previously operated by the Company through an operating lease.

On November 4, 2003, the Company announced a proposed public offering of $40 million ($46 million with over allotment option) of trust preferred securities by WestCoast Hospitality Capital Trust, a Delaware statutory trust sponsored by the Company. The offering is expected to commence during the first quarter of 2004. Upon completion of the offering, approximately $30 million of the net proceeds will be used to redeem all of the outstanding Series A and Series B Preferred Stock of the Company and the balance of the proceeds will be used for general corporate purposes.

For the quarter, franchise, central services and development revenue was $700,000 compared to $800,000 in the prior year period. The decrease in revenue was primarily due to a reduction in royalty fees resulting from a net decline in the number of hotels franchised by the Company. Operating expenses for the fourth quarter of 2003 declined $185,000 compared to the prior year comparable period.

Entertainment division revenue was $2.0 million in the fourth quarter of 2003 compared to $2.5 million in the prior year fourth quarter. The revenue decline was primarily due to a reduction in the number of entertainment presentations during the fourth quarter of 2003. Expenses declined by $541,000 during the fourth quarter of 2003 compared to the comparable period of 2002, also primarily due to the reduction in entertainment presentations. The reduction in presentations was due to scheduling differences from the prior year quarter.

Real estate division revenue was $2.1 million during the fourth quarter of 2003 compared to $2.2 million in the prior year comparable period. The year-on-year decline was due primarily to a reduction in fee income compared to the prior year quarter. Expenses declined $52,000 during the fourth quarter of 2003 compared to the fourth quarter of 2002. On January 22, 2004, the Company announced a lease agreement with Sterling Savings Bank to occupy approximately 45,000 square feet of office space in the Company-owned Crescent Building in Spokane, Washington.

Depreciation and amortization increased $406,000 during the quarter to $3.0 million, compared to $2.6 million for the fourth quarter of 2002. During the second and third quarter of 2003, three Company-owned assets were reclassified from assets held for sale to property and equipment. Depreciation on these assets in the fourth quarter of 2003 was the primary reason for the increased depreciation expense during that period as compared to the prior year quarter.

Interest expense increased $328,000 to $2.9 million during the fourth quarter of 2003 compared to the comparable prior year quarter, primarily due to the Company's securing $55.2 million of long-term fixed-rate debt and paying off the outstanding balance on its revolving credit facility. The new debt carries an interest rate of 6.7% for ten years, which the Company believes is a favorable long-term rate.

WestCoast Hospitality Corporation is a NYSE-listed hospitality and leisure company primarily engaged in the ownership, management, development and franchising of mid-scale, full service hotels under its WestCoast(R) and Red Lion(R) brands. In addition, through its entertainment division, which includes its TicketsWest.com, Inc. subsidiary, it engages in event ticket distribution and promotes and presents a variety of entertainment productions. G&B Real Estate Services, its real estate division, engages in traditional real estate-related services, including developing, managing and acting as a broker for sales and leases of commercial and multi-unit residential properties. Registered trademarks of WestCoast Hospitality Corporation and its affiliates protect the use of "WestCoast", "Red Lion", "TicketsWest" and "G&B" and various derivatives of those usages.

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property and managing and leasing properties owned by third parties; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company's annual report on Form 10-K for the 2002 fiscal year and in other documents filed by the Company with the Securities and Exchange Commission.

                                      WestCoast Hospitality Corporation
                                    Consolidated Statements of Operations
                                                 (unaudited)
                                              ($ in thousands)


                                                               Three months ended December 31,
                                                                    2003             2002         $ Change        % Change
Revenue:
    Hotels and restaurants                                       $ 36,430         $ 38,861       $ (2,431)          -6.3%
    Franchise, central services and development                       692              797           (105)         -13.2%
    Entertainment                                                   1,972            2,450           (478)         -19.5%
    Real estate                                                     2,071            2,204           (133)          -6.0%
    Corporate services                                                 81               82             (1)          -1.2%
                                                                ----------------------------------------------
    Total revenues                                                 41,246           44,394         (3,148)          -7.1%
                                                                ----------------------------------------------

Operating expenses:
    Hotels and restaurants                                         35,542           37,157         (1,615)          -4.3%
    Franchise, central services and development                       251              436           (185)         -42.4%
    Entertainment                                                   1,646            2,187           (541)         -24.7%
    Real estate                                                     1,191            1,243            (52)          -4.2%
    Corporate services                                                 71               62               9          14.5%
    Depreciation and amortization                                   2,985            2,579             406          15.7%
    Gain on asset dispositions including recoveries                 (189)              (1)           (188)      -18800.0%
    Conversion expenses                                                 -                6             (6)        -100.0%
                                                                ----------------------------------------------
    Total direct expenses                                          41,497           43,669         (2,172)          -5.0%
    Undistributed corporate expenses                                  600              466             134          28.8%
                                                                ----------------------------------------------
    Total expenses                                                 42,097           44,135         (2,038)          -4.6%
                                                                ----------------------------------------------
Operating income (loss)                                             (851)              259         (1,110)        -428.6%

Other income (expense):
    Interest expense                                              (2,910)          (2,582)           (328)         -12.7%
    Interest income                                                   111              118             (7)          -5.9%
    Other income (expense), net                                     (132)               16           (148)        -925.0%
    Equity income in investments, net                                  19              (2)              21       -1050.0%
    Minority interest in partnerships                                 144              100              44         -44.0%
                                                                ----------------------------------------------
Loss before income taxes                                          (3,619)          (2,091)         (1,528)          73.1%
Income tax benefit                                                (1,581)            (738)           (843)         114.2%
                                                                ----------------------------------------------
Net loss                                                          (2,038)          (1,353)           (685)          50.6%
Preferred stock dividend                                            (626)            (640)              14           2.2%
                                                                ----------------------------------------------
Loss applicable to common shareholders                          $ (2,664)        $ (1,993)         $ (671)          33.7%
                                                                ==============================================

EBITDA1                                                         $   2,276        $   3,070           (794)         -25.9%
EBITDA as a percentage of revenues                                   5.5%             6.9%

(1) The definition of "EBITDA" and how that measure relates to net income is discussed below under Non-GAAP Financial Measures. EBITDA represents earnings before interest expense, income taxes, depreciation, and amortization. EBITDA is not intended to represent net income as defined by generally accepted accounting principles in the United States and such information should not be considered as an alternative to net income, cash flows from operations or any other measure of performance prescribed by generally accepted accounting principles in the United States. We utilize EBITDA because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations.

                        WestCoast Hospitality Corporation
                 Earnings (Loss) Per Share and Hotel Statistics
                                   (unaudited)
                              (shares in thousands)
                                                                 Three months ended December 31,
                                                                     2003              2002         $ Change    % Change
Loss per share:
     Basic                                                         $ (0.20)         $ (0.15)
     Diluted                                                       $ (0.20)         $ (0.15)


Weighted average shares - basic                                      13,006           12,982
Weighted average shares - diluted (1)                                13,006           12,982

Comparable Hotel Statistics:
     Combined (owned, leased, managed and franchised) (2)
       Average occupancy(3) (6)                                       49.1%            49.2%
       ADR(4)                                                       $ 66.54          $ 68.98       $ (2.44)       -3.5%
       RevPAR(5) (6)                                                $ 32.68          $ 33.95       $ (1.27)       -3.7%

(1)For the three months ended December 31, 2003 and 2002 both operating partnership units outstanding and options to purchase common stock were anti-dilutive and are therefore not included in the calculation of loss per share.
(2)Includes hotels owned, leased, managed and franchised for greater than one year by WestCoast Hospitality Corporation.
(3)Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period.
(4)Average daily rate ("ADR") represents total room revenues divided by the total number of paid rooms occupied by hotel guests.
(5)Revenue per available room ("RevPAR") represents total room and related revenues divided by total available rooms, net of rooms out of service due to significant renovations.
(6)Rooms under renovation were excluded from RevPAR and average occupancy percentage. Due to the short duration of renovation, in the opinion of management, excluding these rooms did not have a material impact on RevPAR or average occupancy.

                        WestCoast Hospitality Corporation
                      Consolidated Statements of Operations
                                   (unaudited)
                                ($ in thousands)

                                                             Year ended December 31,
                                                              2003             2002       $ Change       % Change
Revenue:
    Hotels and restaurants                                $ 163,101        $ 173,320     $ (10,219)       -5.9%
    Franchise, central services and development               3,642            4,137          (495)      -12.0%
    Entertainment                                             7,980            7,430           550         7.4%
    Real estate                                               8,914            9,001           (87)       -1.0%
    Corporate services                                          337              283            54        19.1%
                                                         ----------------------------------------------
    Total revenues                                          183,974          194,171       (10,197)       -5.3%
                                                         ----------------------------------------------
Operating expenses:
    Hotels and restaurants                                  142,145          148,675        (6,530)       -4.4%
    Franchise, central services and development               1,518            1,990          (472)      -23.7%
    Entertainment                                             6,974            6,343           631         9.9%
    Real estate                                               4,815            4,778            37         0.8%
    Corporate services                                          313              222            91        41.0%
    Depreciation and amortization                            13,032           10,517         2,515        23.9%
    (Gain) loss on asset dispositions including recoveries      390           (3,166)        3,556       112.3%
    Conversion expenses                                         392               14           378      2700.0%
                                                          ---------------------------------------------

    Total direct expenses                                   169,579          169,373           206         0.1%
    Undistributed corporate expenses                          2,640            2,117           523        24.7%
                                                          ---------------------------------------------
    Total expenses                                          172,219          171,490           729         0.4%
                                                          ---------------------------------------------

Operating income                                             11,755           22,681       (10,926)      -48.2%

Other income (expense):
    Interest expense                                        (11,150)         (10,717)         (433)       -4.0%
    Interest income                                             414              372            42        11.3%
    Other income (expense), net                                (339)              20          (359)    -1795.0%
    Equity income in investments, net                           119               28            91       325.0%
    Minority interest in partnerships                           288               (8)          296      3700.0%
                                                          ---------------------------------------------
Income before income taxes                                    1,087           12,376       (11,289)      -91.2%
Income tax expense (benefit)                                   (132)           4,369        (4,501)     -103.0%
                                                          ---------------------------------------------
Net income                                                    1,219            8,007        (6,788)      -84.8%
Preferred stock dividend                                     (2,541)          (2,577)           36         1.4%
                                                          ---------------------------------------------
Income (loss) applicable to common shareholders            $ (1,322)         $ 5,430      $ (6,752)     -124.3%
                                                          =============================================

EBITDA1                                                    $ 25,269         $ 33,610        (8,341)      -24.8%
EBITDA as a percentage of revenues                            13.7%            17.3%

(1) The definition of "EBITDA" and how that measure relates to net income is discussed below under Non-GAAP Financial Measures. EBITDA represents earnings before interest expense, income taxes, depreciation, and amortization. EBITDA is not intended to represent net income as defined by generally accepted accounting principles in the United States and such information should not be considered as an alternative to net income, cash flows from operations or any other measure of performance prescribed by generally accepted accounting principles in the United States. We utilize EBITDA because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations.


                        WestCoast Hospitality Corporation
                 Earnings (Loss) Per Share and Hotel Statistics
                                   (unaudited)
                                                           Year ended December 31,
                                                           2003              2002       $ Change     % Change
Earnings (loss) per share:
     Basic                                              $ (0.10)           $ 0.42
     Diluted                                            $ (0.10)           $ 0.41


Weighted average shares - basic                           12,999           12,975
Weighted average shares - diluted (1) (2)                 12,999           13,285


Comparable Hotel Statistics:

     Combined (owned, leased, managed and franchised) (3)

         Average occupancy(4) (7)                          56.7%            56.9%
         ADR(5)                                          $ 69.92          $ 72.28      $ (2.36)       -3.3%
         RevPAR(6) (7)                                   $ 39.65          $ 41.14      $ (1.49)       -3.6%

(1)For the year ended December 31, 2003 both operating partnership units outstanding and options to purchase common stock were anti-dilutive and are therefore not included in the calculation of loss per share.

(2)December 31, 2002 balance reflects dilution from both outstanding options to purchase common stock and operating partnership units outstanding.

(3)Includes hotels owned, leased, managed and franchised for greater than one year by WestCoast Hospitality Corporation.

(4)Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period.

(5)Average daily rate ("ADR") represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(6)Revenue per available room ("RevPAR") represents total room and related revenues divided by total available rooms, net of rooms out of service due to significant renovations.

(7)Rooms under renovation were excluded from RevPAR and average occupancy percentage. Due to the short duration of renovation, in the opinion of management, excluding these rooms did not have a material impact on RevPAR or average occupancy.

                        WestCoast Hospitality Corporation
                           Consolidated Balance Sheets
                                   (unaudited)
                       ($ in thousands, except share data)
                                                                    December 31,          December 31,
                                                                        2003                 2002
Assets:
     Current assets:
        Cash and cash equivalents                                     $ 8,121                $ 752
        Restricted cash                                                 4,952                1,949
        Accounts receivable, net                                        9,306                9,559
        Inventories                                                     2,140                2,040
        Assets held for sale                                                -               34,408
        Prepaid expenses and other                                      2,137                2,693
                                                                  --------------------------------------
              Total current assets                                     26,656               51,401

     Property and equipment, net                                      264,039              241,255
     Goodwill                                                          28,042               28,042
     Intangible assets, net                                            14,412               15,188
     Other assets, net                                                 20,076               20,824
                                                                  --------------------------------------
              Total assets                                          $ 353,225            $ 356,710
                                                                  ======================================

Liabilities:
     Current liabilities:
        Accounts payable                                              $ 6,990              $ 6,773
        Accrued payroll and related benefits                            4,849                6,173
        Accrued interest payable                                          775                  695
        Advance deposits                                                  253                  198
        Other accrued expenses                                          8,069                8,494
        Long-term debt, due within one year                             5,667                4,889
        Notes payable to bank                                               -               52,100
        Capital lease obligations, due within one year                      -                  268
                                                                  ---------------------------------------
              Total current liabilities                                26,603               79,590

     Long-term debt, due after one year                               145,770              101,206
     Deferred income                                                    9,279                2,626
     Deferred income taxes                                             16,761               16,261
     Minority interest in partnerships                                  2,623                2,911
                                                                  ---------------------------------------
              Total liabilities                                       201,036              202,594
                                                                  ---------------------------------------

Stockholders' equity:
     Preferred stock - 5,000,000 shares authorized;
       $0.01 par value 588,236 and 602,630 shares
       issued and outstanding                                               6                    6
     Additional paid-in capital, preferred stock                       29,406               30,125
     Common stock - 50,000,000 shares authorized;
       $0.01 par value; 13,006,361 and 12,981,878 shares
       issued and outstanding                                             130                  130
     Additional paid-in capital, common stock                          84,196               84,083
     Retained earnings                                                 38,451               39,772
                                                                  ---------------------------------------
       Total stockholders' equity                                     152,189              154,116
                                                                  ---------------------------------------
       Total liabilities and stockholders' equity                   $ 353,225            $ 356,710
                                                                  =======================================


                       WestCoast Hospitality Corporation
                      Consolidated Statement of Cash Flows
                                   (unaudited)
                                ($ in thousands)
                                                                                           December 31,          December 31,
                                                                                               2003                 2002
Operating activities:
    Net income                                                                              $ 1,219                $ 8,007
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Depreciation and amortization                                                        13,032                 10,517
        (Gain) loss on disposition of property and equipment and other assets                   390                 (3,166)
        Non-cash reduction of preferred stock resulting in gain                                (616)                     -
        Write-off of deferred loan fees                                                         927                      -
        Deferred income tax provision                                                           500                  1,921
        Minority interest in partnerships                                                      (288)                     8
        Equity in investments                                                                  (118)                   (28)
        Compensation expense related to stock issuance                                           14                     15
        Provision for doubtful accounts                                                         338                  1,053
        Change in current assets and liabilities:
           Restricted cash                                                                   (3,003)                  (827)
           Accounts receivable                                                                 (168)                (1,556)
           Inventories                                                                         (100)                   105
           Prepaid expenses and other                                                           569                 (1,322)
           Accounts payable and income taxes payable                                            217                  1,046
           Accrued payroll and related benefits                                              (1,324)                  (693)
           Accrued interest payable                                                             100                    (82)
           Other accrued expenses and advance deposits                                         (350)                  (692)
                                                                                        --------------------------------------------
        Net cash provided by operating activities                                            11,339                 14,306
                                                                                        --------------------------------------------
Investing activities:
    Additions to property and equipment                                                      (7,339)               (10,708)
    Proceeds from disposition of property and equipment                                       5,367                  1,845
    Proceeds from disposition of investment                                                     485                    192
    Other, net                                                                                  176                     15
                                                                                        --------------------------------------------
       Net cash used in investing activities                                                 (1,311)                (8,656)
                                                                                        --------------------------------------------
Financing activities:
    Proceeds from note payable to bank                                                       47,700                 10,800
    Repayment of note payable to bank                                                       (99,800)               (12,950)
    Proceeds from long-term debt                                                             55,200                      -
    Proceeds from short-term debt                                                             2,658                      -
    Repayment of long-term debt                                                              (3,892)                (4,257)
    Proceeds from issuance of common stock under
     employee stock purchase plan                                                                99                    102
    Preferred stock dividend payments                                                        (2,561)                (1,937)
    Principal payments on capital lease obligations                                            (268)                  (384)
    Additions to deferred financing costs                                                    (1,547)                  (848)
    Additions to deferred offering costs                                                       (248)                     -
    Distribution to stockholders and partners                                                     -                    (37)
                                                                                ----------------------------------------------------
       Net cash used in financing activities                                                 (2,659)                (9,511)
                                                                                ----------------------------------------------------

Change in cash and cash equivalents:
    Net increase (decrease) in cash and cash equivalents                                      7,369                 (3,861)
    Cash and cash equivalents at beginning of year                                              752                  4,613
                                                                                ----------------------------------------------------
    Cash and cash equivalents at end of year                                                $ 8,121                  $ 752
                                                                                ====================================================

                        WestCoast Hospitality Corporation
                     Reconciliation of EBITDA to Net Income
                                   (unaudited)
                                ($ in thousands)

The following is a reconciliation for each period presented of EBITDA to net income (loss):

                                                  Three months ended                        Year ended
                                                     December 31,                           December 31,
                                                2003              2002                2003               2002
 EBITDA                                      $ 2,276           $ 3,070            $ 25,269           $ 33,610
    Income tax benefit (expense)               1,581               738                 132             (4,369)
    Interest expense                          (2,910)           (2,582)            (11,150)           (10,717)
    Depreciation and amortization             (2,985)           (2,579)            (13,032)           (10,517)
                                           -----------------  ----------------  -----------------  --------------
 Net income (loss)                          $ (2,038)         $ (1,353)            $ 1,219            $ 8,007
                                           =================  ================  =================  ==============

                   NON-GAAP FINANCIAL MEASURES

EBITDA is defined as earnings (or "net income") before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income and other financial performance measures provided in accordance with generally accepted accounting principles in the United States ("GAAP").

We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels' financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.

However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our fixed assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile it to net income, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.